CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our report dated October 21, 2005, which is incorporated by reference in this Registration Statement (Form N-1A) of the Evolution Managed Bond Fund, Evolution All-Cap Equity Fund, Evolution Large Cap Fund, Evolution Small Cap Fund and Evolution Total Return Fund of the Potomac Funds to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 63 to the Registration Statement under the Securities Act of 1933 (File No. 333-28697) and this Amendment No. 64 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8243).

/s/ Ernst & Young LLP

Chicago, Illinois
January 24, 2006